Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4 No. 333-179572) and related Prospectus of Transcontinental Gas Pipe Line Company, LLC for the registration of $375 million of 5.40% Senior Notes due 2041, and to the incorporation by reference therein of our report dated February 24, 2011, with respect to the consolidated financial statements and schedule of Transcontinental Gas Pipe Line Company, LLC, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas

February 16, 2012